UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

February 20, 2007

MOBILEPRO CORP.
_______________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571

(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
_______________
(Address of principal executive offices) (Zip Code)

(301) 315-9040
_________
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2007 Registrant (“Mobilepro”) entered into amendments to (i) a convertible debenture issued to Cornell Capital Partners, LP (“Cornell Capital”) in the principal amount of $15,149,650 dated June 30, 2006, as amended, which convertible debenture was reported in our Current Report on Form 8-K filed July 7, 2006 (“the “Fifteen Million Debenture”), and (ii) three convertible debentures issued under the Securities Purchase Agreement dated August 28, 2006 for loans totaling $7,000,000 from Cornell Capital, which convertible debentures were reported in our Current Report on Form 8-K filed September 6, 2007 (the “Seven Million Debenture”). Under the amendments the weekly principal and interest payments of $250,000 under the Fifteen Million Debenture were deferred until July 8, 2007 and weekly payments of $125,000 of principal and interest that had been deferred by Cornell Capital under the Seven Million Debenture until July 8, 2007 were commenced again and increased to $250,000.

The foregoing is a summary of the material terms of the amendments to the Fifteen Million Debenture and the Seven Million Debenture and is qualified in its entirety by reference to these amendments, copies of which are attached as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01. Other Events.

Since the last Form 8-K filed February 14, 2007 by Mobilepro, it issued on February 21, 2007 a total of 7,308,707 shares of its common stock to Cornell Capital Partners, LP to pay principal and interest due under the terms of the Seven Million Debenture. Under the terms of the Seven Million Debenture, Mobilepro has the right to pay principal and interest due in shares of Mobilepro’s common stock, which shares shall be valued at the lower of (i) $0.174 or (ii) a 7% discount to the average of the two lowest daily volume weighted average prices of Mobilepro’s common stock as quoted by Bloomberg, LP for the five trading days immediately following the scheduled payment date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 2 to Convertible Debenture dated February 20, 2007 between Mobilepro and Cornell Capital (Fifteen Million Debenture)

10.2	Amendment No. 2 to Convertible Debenture dated February 20, 2007 between Mobilepro and Cornell Capital (Seven Million Debenture)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright
Chief Executive Officer
MOBILEPRO CORP.

Date: February 26, 2007